EXHIBIT 8.1

TEI, Inc.
November 20, 1998
Page 1

                                                    DRAFT OF NOVEMBER 20, 1998



                      Letterhead of Porter & Hedges, L.L.P.




TEI, Inc.
2900 N. Loop West, Suite 1230
Houston, Texas  77092


Ladies and Gentlemen:

      We have acted as counsel to TEI, Inc. ("TEI"), in connection with the transactions described in the Agreement and Plan of Organization (the "Agreement") dated ___________, 1998, among TEI, Pinnacle Global Group, Inc. ("PGG"), TEI Combination Corp., a wholly-owned subsidiary of PGG (the "TEI Merger Subsidiary"), HWG Combination Corp., PMT Combination Corp., Harris, Webb & Garrison, Inc., and the shareholders of HWG; Pinnacle Management & Trust Company, and the shareholders of PMT; and Spires Financial, L.P. ("Spires"), the limited partners of Spires (the "Spires Limited Partners"), and the shareholders (collectively, the "Spires GP Shareholders") of Spires Financial GP, Inc. and Capital Financial Partner, Inc. (collectively, the "Spires General Partners").

      We have been engaged by TEI to render our opinion with respect to the material federal income tax consequences of (i) the merger of TEI Merger Subsidiary into TEI (the "TEI Merger") pursuant to the Plan of Merger (the "Plan of Merger") dated ____________,
1998 between PGG,
TEI, and TEI Merger Subsidiary wherein the shareholders of TEI will receive PGG Common Stock in exchange for their TEI Common Stock, and (ii) the transfer of stock in TEI, HWG, PMT, and the Spires General Partners and the limited partnership interests in Spires (collectively, the "Transferred Property") to PGG in exchange for PGG Common Stock (the "Transfer") pursuant to a prearranged plan in accordance with the Agreement. In the Transfer, the Transferred Property is being transferred to PGG by the shareholders of TEI, HWG, PMT, the Spires Limited Partners and the Spires GP Shareholders (collectively, the "Transferors"). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
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TEI, Inc.
November 20, 1998
Page 2


                                                    DRAFT OF NOVEMBER 20, 1998

      In connection with rendering this opinion, we have assumed (without any independent investigation) that:

      1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

      2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification.

      3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

      In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Form S-4 Registration Statement of TEI and PGG, the Agreement, the Officer's Certificate of TEI, Inc. dated ____________, 1998, and such other documents as we have deemed necessary or appropriate (collectively, the "Operative Documents"). We have assumed that the facts and information contained in all the Operative Documents are true, correct and complete in all material respects as of ____________, 1998, and that no material changes have occurred since that date.

      Our opinion is conditioned on, among other things, (i) the initial and continuing accuracy of the facts, information, covenants, statements and representations set forth in the documents referred to above and (ii) the consummation of the TEI Merger and the Transfer in accordance with the terms of the Agreement and other Operative Documents, including the substantially contemporaneous consummation of the Transfer.

      Based solely on the foregoing, we are of the opinion that, more likely than not, the federal income tax consequences of the TEI Merger and the Transfer are as follows:
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TEI, Inc.
November 20, 1998
Page 3


                                                    DRAFT OF NOVEMBER 20, 1998

      1. The TEI Merger will qualify either (or both) as (i) a "reorganization" within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), provided the TEI Merger qualifies as a statutory merger under applicable Texas statutes, or (ii) a "tax free" exchange under
            Section 351 of the Code.

      2. No gain or loss will be recognized to PGG on the conversion of the stock of TEI Merger Subsidiary into TEI Common Stock.

      3. No gain or loss will be recognized to TEI Merger Subsidiary with respect to the TEI Merger.

      4. No gain or loss will be recognized to the holders of TEI Common Stock upon the conversion of such TEI Common Stock into PGG Common Stock pursuant to the Merger.

      5.    No gain or loss will be recognized to TEI with respect to the TEI
            Merger.

      6. The basis of the PGG Common Stock received by the TEI Shareholders will be the same as the basis of the TEI Common Stock in the hands of such TEI Shareholders immediately prior to the TEI Merger.

      7. The basis of the TEI Common Stock received by PGG will be the same as the basis of the TEI Merger Subsidiary held by PGG immediately prior to the TEI Merger.

      8. The holding period of the PGG Common Stock to be received by the TEI Shareholders will include the holding period of the TEI Common Stock exchanged therefor, provided that the TEI Common Stock is held as a capital asset on the date of the exchange.

      9. The receipt of cash in lieu of a fractional share of PGG Common Stock by a TEI Shareholder will result in gain or loss measured by the difference between the basis of the fractional share interest and the proceeds of the sale.
            Provided that TEI Common Stock is a capital asset in the hands of the TEI
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TEI, Inc.
November 20, 1998
Page 4


                                                    DRAFT OF NOVEMBER 20, 1998

            Shareholder, the gain or loss will be capital gain subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

      10. No gain or loss will be recognized by the holders of compensatory options to purchase TEI Common Stock upon the receipt of compensatory options to purchase
            PGG Common Stock due to the conversion of their TEI options.
            Such holders will
            recognize ordinary compensation income upon the exercise of the PGG options equal to the difference between the aggregate fair market value of the PGG Common Stock received at the time of exercise and the exercise price paid, if any. The basis of the
            PGG Common Stock received by the holder on exercise of a PGG option will equal the exercise price paid, if any, plus the amount recognized by such holder as ordinary compensation income as a result of such exercise.

      This opinion does not discuss all aspects of federal income taxation that may be relevant to a Transferor in light of his or her particular circumstances, or to certain types of Transferors that are subject to special treatment under federal income tax laws (including persons who hold Transferred Property as part of a straddle or hedge, dealers in securities, insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States). Further, we provide no opinion with respect to any Transferor's basis in the Transferred Property or the value of boot, if any, received in the TEI Merger or the Transfer (including expense reimbursement amounts), nor the tax consequences of any transactions undertaken by a Transferor prior to the Effective Date.

      We note that the opinion of counsel has no binding effect or official status of any kind with the Internal Revenue Service or the courts. Further, no private letter ruling has been sought from the Internal Revenue Service on any of the matters discussed. Without impairing the nature of the opinion given, if there were ultimately an adverse determination as to any of the United States tax issues discussed herein, TEI could sustain different tax consequences than are described herein. Further, our opinion is based upon the Internal Revenue Code of 1986, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof. All of such rules could change with retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after this date. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.
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TEI, Inc.
November 20, 1998
Page 5


                                                    DRAFT OF NOVEMBER 20, 1998
      Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the TEI Merger or the Transfer. This opinion is furnished solely for the benefit of TEI, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                    Very truly yours,



                                    PORTER & HEDGES, L.L.P.